EXHIBIT 99.2
Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     You should read the following discussion and analysis in conjunction with our financial statements and the related notes included in Item 8, Financial Statements and Supplementary Data, contained in this Form 8-K. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the SEC on August 12, 2010.
     Subsequent to our June 30, 2010 fiscal year end, we sold our Era Airport Operations Solutions business, and made the decision to divest the remaining Era business and our contract research organization, Global Clinical Development. We are reissuing our consolidated financial statements for the fiscal year ended June 30, 2010 filed with the SEC on August 12, 2010 to retrospectively classify these businesses as discontinued operations.
ABOUT THIS MANAGEMENT’S DISCUSSION AND ANALYSIS
     The discussion and analysis that follows is organized to:
•	provide an overview of our business;

•	describe selected key metrics evaluated by management;

•	explain the year-over-year trends in our results of operations;

•	describe our liquidity and capital resources; and

•	explain our critical accounting policies, describe certain line items in our statements of operations, and define certain other terms we use in our discussion and analysis.
     Readers who are not familiar with our company or the financial statements of federal government IT service providers should closely review the “Critical Accounting Estimates,” and the “Description of Statement of Operations Items,” sections that appear at the end of this discussion and analysis. These sections provide background information that can help readers in understanding and analyzing our financial information.
OVERVIEW
     We are a leading provider of technology and strategic consulting services and solutions primarily to government organizations. We offer a broad range of technology and strategic consulting services spanning the information technology life cycle, including: strategic consulting; systems design, development, and integration; and outsourcing and managed services. Our business solutions include text and data mining; information assurance, cyber security and privacy protection; enterprise resource planning; business intelligence; contingency and disaster planning; enterprise architecture and portfolio management; identity management; information sharing and knowledge management; outsourcing, managed services, and infrastructure modernization; service- oriented architecture; training, modeling, and simulation; regulatory consulting and data management; and wireless integration services. These business solutions consist of tools, techniques, and methods that reflect the specific competencies we have gained from experience in these areas. We provide services in the national security, civil government, health care and public health, intelligence and space markets. Our largest market, national security, includes the Department of Defense, the National Guard, the Department of Homeland Security, and other government organizations with homeland security missions.
     Engagements serving U.S. government clients where we were the prime contractor or a subcontractor accounted for 96%, 96%, and 97% of our revenue for fiscal years 2010, 2009, and 2008, respectively. The remaining portion was attributable to state and local government and commercial clients.
NON-GAAP FINANCIAL MEASURES
     Certain financial measures discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, such as organic revenue growth, free cash flow, operating income, as adjusted and operating margin, as adjusted are not provided for under generally accepted accounting principles (GAAP). We believe these non-GAAP measures provide investors with useful supplemental information regarding underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These measures are not calculated through the application of GAAP and are not the required form of disclosure by the Securities and Exchange Commission (SEC). As such, they should not be considered as substitutes for the most directly comparable GAAP measures and should not be used in isolation, but in conjunction with these GAAP measures. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. Reconciliations to the most directly comparable GAAP financial measures are included in the relevant discussions below.
ITEMS AFFECTING THE COMPARABILITY OF OUR OPERATING RESULTS
     Our operating margins were 8.7%, 7.9% and 8.3% in the years June 30, 2010, 2009 and 2008, respectively. The following are items affecting the comparability of our operating margins period-over-period.
(a)	During the first quarter of fiscal 2009, we sold Constella Futures Holding, LLC (Futures) and recorded a gain of $1.9 million based on the initial estimated sales price. In the second quarter of fiscal 2010, an arbitrator settled a dispute over the sales price which resulted in a reduction of the previously recognized gain.
(b)	During fiscal 2008, we recorded a $3.3 million facility exit charge related to the consolidation of several of our Washington, DC area offices. The facility exit charge is included in selling, general and administrative expenses on the consolidated statement of operations.
     The impact of these items on our operating margins is shown in the table below. We use operating income, as adjusted, as an additional measure of our core business performance period-over-period. Adjustments to operating income result in a measure that is not provided for under GAAP; however, we believe adjustment of the items above is useful as they are considered outside the normal course of our operations and obscure the comparability of performance period—over-period.

	Year Ended June 30,
	2010	2009	2008
	(in thousands)
Operating income, as reported	$140,360	$115,921	$121,278
Operating margin, as reported	8.7%	7.9%	8.3%

Adjustments
Sale of Constella Futures Holding, LLC (a)	$1,889	$(1,939)	$0
Facility exit charge (b)	0	0	3,257

Operating income, as adjusted	$142,249	$113,982	$124,535
Operating margin, as adjusted	8.8%	7.8%	8.5%

FINANCIAL HIGHLIGHTS
     In addition to the items noted above, financial highlights or events during fiscal 2010, include:
•	Revenue in fiscal 2010 increased 10.3% from the prior year, primarily reflecting an increased volume of direct labor and a greater amount of services provided by subcontractors on engagements with our federal government clients.

•	Our operating margin, as adjusted above, increased to 8.8% during fiscal 2010 from 7.8% in the prior year due to strong labor-based organic revenue growth and continued general and administrative cost management efforts.

•	Our effective income tax rate was favorably impacted by $2.7 million of federal and state tax benefits related to income tax returns for prior fiscal years.

•	We completed the year with no long-term debt and more than $98 million of cash and cash equivalents.

•	New contract awards were $2.3 billion, equating to a book-to-bill ratio of 1.4:1 for the year. Total backlog was $4.4 billion as of June 30, 2010.
KEY METRICS
     We manage and assess the performance of our business by evaluating a variety of metrics. Selected key metrics are discussed below.
     Revenue
     Total revenue growth is a measure of how successful we are at growing and developing our business, including the effect of acquisitions. Our organic revenue growth rate is a metric used by management in an attempt to isolate how effectively we are growing our core business excluding acquisitions.
     We calculate organic growth by comparing our actual reported revenue in the current period, including revenue attributable to acquired companies, with adjusted revenue from the prior-year period. In arriving at prior-year revenue, we include the revenue of acquired companies and remove the revenue of divested companies for the prior-year periods comparable to the current-year periods for which the companies are included in our actual reported revenue. Revenue from discontinued operations is not included in reported revenue, and therefore, is not considered in our calculation of organic revenue. The resulting growth rate is intended to represent our organic, or non-acquisitive, growth year-over-year. We believe that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of our business, including the post-acquisition activity of acquired companies.
     The organic growth rates from fiscal 2008 through fiscal 2010 are computed as follows (in thousands):

	Year Ended June 30,		%	Year Ended June 30,		%
	2010	2009	Change	2009	2008	Change
Revenue	$1,614,532	$1,463,931	10.3%	$1,463,931	$1,462,650	0.1%
Plus: Revenue of acquired companies for the comparable prior year period	—	5,661		—	22,436
Less: Revenue of divested companies for the comparable prior year period	—	(11,940)		—	(61,307)

Organic revenue	$1,614,532	$1,457,652	10.8%	$1,463,931	$1,423,779	2.8%

     For the immediate future, our primary focus will be on delivering differentiated information technology and professional solutions to government agencies. Part of our growth strategy includes pursuing acquisitions of small or large companies to complement and accelerate internal growth by adding new capabilities, customers, solutions and related intellectual property.
     Included in our revenue were software licensing and related activity sales of $7.3 million, $7.7 million and $6.2 million in the years June 30, 2010, 2009 and 2008, respectively.

     Contract Backlog
     Future growth is dependent upon the strength of our target markets, our ability to identify opportunities, and our ability to successfully bid and win new contracts. We received approximately $2.3 billion of new contract awards during fiscal 2010. Contract awards or bookings generally represent the amount of revenue expected to be earned in the future from funded and unfunded contract awards received during the period. During the year there were downward contract adjustments of $362.3 million related to customer deobligations or contract backlog that was not realized on contracts that have ended.
     A key measure of our business growth is the ratio of new contracts awarded compared to the revenue recorded in the same period. In fiscal 2010, this book-to-bill ratio was 1.4:1. Our goal is for the level of business awards to significantly exceed the revenue booked in order to drive future revenue growth.
     We define backlog to include funded and unfunded orders for services under existing signed contracts, assuming the exercise of all options relating to those contracts, less the amount of revenue we have previously recognized under those contracts. Backlog includes all contract options that have been priced but not yet funded. Backlog also includes the contract value under single award ID/IQ contracts against which we expect future task orders to be issued without competition. Backlog does not take contract ceiling value into consideration under multiple award contracts, nor does it include any estimate of future potential delivery orders that might be awarded under multiple award ID/IQ vehicles, GWACs, or GSA schedule contracts. We define funded backlog to be the portion of backlog for which funding currently is appropriated and obligated to us under a contract or other authorization for payment signed by an authorized purchasing authority. Backlog can vary considerably from time to time as current contracts or delivery orders are executed and new contracts or delivery orders under existing contracts are won.

	Year Ended June 30,
	2010	2009	2008
		(in millions)
Backlog
Funded	$724.4	$721.3	$698.8
Unfunded	3,646.8	3,258.4	3,157.3

Total Backlog	$4,371.2	$3,979.7	$3,856.1

     Our total backlog of $4.4 billion as of June 30, 2010 represented a 9.8% increase over the June 30, 2009 backlog. With the acquisition of Perrin Quarles Associates (PQA) in fiscal 2010, we acquired approximately $74.7 million of contract backlog. Excluding the backlog acquired with PQA, our total backlog increased by 8.0% during fiscal 2010. Our backlog includes orders under contracts that in some cases extend for several years, with the latest expiring during calendar year 2019. Congress often appropriates funds for our clients on a yearly basis, even though the corresponding contract with us may call for performance that is expected to take a number of years. As a result, contracts typically are only partially funded at any point during their term with further funding dependent on Congress making subsequent appropriations and the procuring agency allocating funding to the contract.
     We expect to recognize approximately 21% of our backlog as revenue within the next 12 months. However, the U.S. government may cancel any contract at any time. In addition, certain contracts with commercial customers include provisions that allow the customer to cancel at any time. Most of our contracts have cancellation terms that would permit us to recover all or a portion of our incurred costs, termination costs, and potentially fees for work performed.
     Contract mix
     When contracting with our clients, we enter into one of three basic types of contracts: cost-plus-fee, time-and-materials, and fixed-price.
•	Cost-plus-fee contracts. Cost-plus-fee contracts provide for reimbursement of allowable costs and the payment of a fee, which is our profit.

•	Time-and-materials contracts. Time-and-materials contracts provide for a fixed hourly rate for each direct labor hour expended plus reimbursement of allowable material costs and out-of-pocket expenses.

•	Fixed-price contracts. Fixed-price contracts provide for a pre-determined fixed price for specified products and/or services. To the extent our actual costs vary from the estimates upon which the price was negotiated, we will generate more or less than the anticipated amount of profit or could incur a loss.
     Contract profit margins are generally affected by the type of contract. An important part of growing our operating income is to increase the amount of services delivered under fixed-price contracts, which present more risk to deliver, but may result in higher profit. The following table summarizes our historical contract mix, measured as a percentage of total revenue, for the periods indicated.

	Year Ended June 30,
	2010	2009	2008
Cost-plus-fee	36%	37%	42%
Time-and-materials	40%	44%	42%
Fixed-price	24%	19%	16%
Free Cash Flow
     Our free cash flow was $83.9 million, $94.2 million, and $77.1 million in fiscal 2010, 2009 and 2008, respectively. We define free cash flow as net cash provided by operating activities of continuing operations less capital expenditures. We believe free cash flow is a useful measure for investors in analyzing our ability to generate cash flow for purposes such as repaying debt, funding business acquisitions, and repurchasing our common stock. We use free cash flow to assess the quality of our earnings. Given certain non-cash expenses and low capital requirements, we expect free cash flow to exceed net income over the long term. The following table reconciles the free cash flow from continuing operations with net cash provided by operating activities of continuing operations as shown on the consolidated statement of cash flows:

	Year Ended June 30,
	2010	2009	2008
		(in thousands)
Net cash provided by operating activities of continuing operations	$97,264	$109,272	$87,815
Capital expenditures	(13,366)	(15,057)	(10,763)

Free cash flow	$83,898	$94,215	$77,052

Headcount and Labor Utilization
     Because most of our revenue and profit is derived from services delivered by our employees, our ability to hire new employees and retain and deploy them is critical to our success. We define direct labor utilization as the ratio of labor expense recorded on customer engagements to total labor expense. We include every working employee in the computation and exclude leave taken, such as vacation time or sick leave, so that we can understand how we are applying worked labor. As of June 30, 2010, we had over 6,700 employees. Direct labor utilization was 78.6%, 77.9% and 79.2% for fiscal 2010, 2009 and 2008, respectively. Labor incurred in the performance of our contracts is included in cost of services and all other labor costs incurred are included in selling, general and administrative expenses. Accordingly, changes in our direct labor utilization impact both cost of services and selling, general and administrative expenses.
Days Sales Outstanding
     Days sales outstanding (DSO) is a measure of how efficiently we manage the billing and collection of accounts receivable, our most significant working capital requirement. We calculate DSO by dividing accounts receivable at the end of each quarter, net of billings in excess of revenue, by revenue per day in the period. Revenue per day for a quarter is determined by dividing total revenue by 90 days, adjusted for partial periods related to acquisitions if necessary. DSO decreased to 69 days as of June 30, 2010, from 72 days as of June 30, 2009. Despite the discontinuation of our practice of offering discounts to customers for early payment, we were able to reduce DSO given process improvements implemented during fiscal 2010. We continue to look for efficiencies and, while quarterly fluctuations are possible, we do not expect significant changes to our DSO in fiscal 2011.

RESULTS OF OPERATIONS
     Revenue

	Year Ended June 30,		%	Year Ended June 30,		%
	2010	2009	Change	2009	2008	Change
Revenue	$1,614,532	$1,463,931	10.3%	$1,463,931	$1,462,650	0.1%
Plus: Revenue of acquired companies for the comparable prior year period	—	5,661		—	22,436
Less: Revenue of divested companies for the comparable prior year period	—	(11,940)		—	(61,307)

Organic revenue	$1,614,532	$1,457,652	10.8%	$1,463,931	$1,423,779	2.8%

     Fiscal 2010 revenue growth was driven by an increase in services provided to customers in our national security market. Revenue growth from fiscal 2008 to fiscal 2009 was negatively impacted by the loss of our Advanced Information Technology Services contract, which accounted for approximately 6% of our total fiscal 2008 revenue.
Operating Costs and Expenses

	Year Ended June 30,
	2010	% Change	2009	% Change	2008
Cost of services	$1,224,768	10.9%	$1,104,384	(1.4)%	$1,119,940
Selling, general and administrative	223,385	0.9	221,419	12.3	197,135
Depreciation and amortization	24,130	(0.1)	24,146	(0.6)	24,297
Sale of Constella Futures Holding, LLC	1,889	NMF	(1,939)	NMF	—
	(as a percentage of revenue)
Cost of services	75.9%		75.4%		76.6%
Selling, general and administrative	13.8%		15.1%		13.5%
Depreciation and amortization	1.5%		1.6%		1.7%
Sale of Constella Futures Holding, LLC	0.1%		-0.1%		0.0%

     NMF = Not meaningful
     For each of the last three fiscal years, cost of services consisted of the following:

	Year Ended June 30,
	2010	% of total	2009	% of total	2008	% of total
Direct labor and related overhead	$619,030	50.5%	$572,257	51.8%	$541,500	48.4%
Subcontractor labor	323,062	26.4%	275,082	24.9%	295,528	26.4%
Materials and other reimbursable costs	282,676	23.1%	257,045	23.3%	282,912	25.3%

Total cost of services	$1,224,768		$1,104,384		$1,119,940

     Cost of services as a percent of revenue varies from period to period depending on the mix of direct labor, subcontractor costs and other reimbursable costs in our total cost of services. We seek to optimize our labor content in performance of our contracts since we typically generate greater gross margin from our labor services, particularly from services that our employees provide, compared with other reimbursable items. While direct labor and subcontractor labor costs grew in total from fiscal 2009 to fiscal 2010, our employees’ direct labor did not grow as fast as our subcontracted labor, causing our total cost of services to increase as a percent of revenue. The higher subcontract costs were incurred in support of our contracts, including our Joint Staff Systems Integration Network contract with the Department of Defense, which was awarded in the fourth quarter of fiscal 2009.
     Selling, general and administrative (SG&A) expenses increased significantly from fiscal 2008 to fiscal 2009. This increase was attributable to the following:

1)	increased marketing, sales, business development and recruiting costs in our U.S. government contracting business, which accounted for approximately $12.3 million of the increase; and

2)	increased international compliance costs of approximately $4.0 million, primarily associated with Futures.
     In fiscal 2010 SG&A expenses, both as a percentage of revenue and in dollars, benefited from prior year investments in recruiting and marketing and sales which helped drive organic growth in our U.S. government contracting business, as well as a decrease in international compliance costs, given the divestiture of Futures in the first quarter of fiscal 2009.
     Depreciation and amortization expense did not materially change in fiscal 2010 compared fiscal 2009 or fiscal 2009 compared to fiscal 2008.
     During the first quarter of fiscal 2009, we sold Futures and recorded a gain of $1.9 million based on the initial estimated sale price. In the second quarter of fiscal 2010, an arbitrator settled a dispute over the sale price, which resulted in a reduction of the previously recognized gain.
     Interest

	Year Ended June 30,
	2010	% Change	2009	% Change	2008
Interest expense	$(1,202)	(76.4)%	$(5,104)	(55.2)%	$(3,288)
Interest income	1,838	(18.1)	2,245	(47.0)	4,238

Interest , net	$636		$(2,859)		$950

     We repaid all of the outstanding borrowings on our credit facility during the third quarter of fiscal 2010. The weighted average balance outstanding on our credit facility was $55.2 million in fiscal 2010 compared to approximately $160.5 million for fiscal 2009 and $67.0 million in fiscal 2008. Our average outstanding borrowings were higher in fiscal 2009 primarily to fund the acquisition of Era in July 2008. The weighted average interest rate on borrowings during fiscal 2010 was 1.7% as compared to 3.0% in fiscal 2009 and 4.7% in fiscal 2008.
     Our interest income has decreased in each of the last three fiscal years due to falling interest rates. Interest income in fiscal 2010 consists primarily of interest earned on the notes receivable related to the sale of Futures which bear interest at 6.0% per year.
     Income Taxes
     Our effective tax rate for fiscal 2010 was 36.9% as compared to 39.5% for fiscal 2009. The lower effective tax rate for fiscal 2010 is primarily due to federal research and development tax credits, deductions for income from qualified domestic production activities, and state tax credits and exemptions associated with our status as a Qualified High Technology Company within Washington, DC. We recorded approximately $2.7 million of tax benefits related to prior years during fiscal 2010. See Note 12 to the consolidated financial statements for a reconciliation of the provision for income taxes to the income taxes based on the federal statutory tax rate. Our effective income tax rate decreased slightly from 39.6% in fiscal 2008 to 39.5% in fiscal 2009.
     Discontinued Operations
     In fiscal 2011, we sold our AOS business and made the decision to divest the remainder of the Era business and our contract research organization, GCD. The reclassification of these businesses to discontinued operations is applied retrospectively. Era was acquired in July 2008. For fiscal 2009 and 2010, Era contributed net losses of $4.9 million and $69.3 million, respectively. For fiscal 2008, 2009 and 2010, GCD contributed net losses of $1.1 million, $5.5 million and $1.2 million, respectively.
     The results of operations for Era and GCD are reported in discontinued operations for all periods presented and are shown in the aggregate below:

	Year Ended June 30,
	2010	2009	2008
Revenue	$52,097	$76,626	$44,283
Operating costs and expenses
Cost of services	35,448	48,081	31,500
Selling, general and administrative	33,838	37,837	13,677
Depreciation and amortization	4,124	4,738	966
Impairment of goodwill and other long-lived assets	61,315	1,138	—
Settlement of claims against Era sellers	(3,361)	—	—
Acquired in-process reseach and development	—	900	—

Operating loss	(79,267)	(16,068)	(1,860)
Interest expense, net	(87)	(385)	22

Loss from discontinued operations before income taxes	(79,354)	(16,453)	(1,838)
Provision for income taxes	8,848	6,101	721

Loss from discontinued operations, net of tax	$(70,506)	$(10,352)	$(1,117)

     We evaluate goodwill for impairment annually as of January 1. During the third fiscal quarter of 2010, we determined that the goodwill in our Era business was impaired and recorded a non-cash charge of $60.0 million. The goodwill impairment charge is not deductible for income tax purposes. Additionally, we recorded impairment charges related to certain other long-lived assets of $1.3 million in the Era business in fiscal 2010 and $1.1 million in the GCD business in fiscal 2009.
     During the third quarter of fiscal 2010, we reached a settlement on the outstanding claims made against the selling shareholders of Era. The claims related primarily to certain contracts entered into by Era prior to our acquisition under which have suffered significant ongoing losses. The settlement resulted in a non-taxable gain of $3.4 million during fiscal 2010.
LIQUIDITY AND CAPITAL RESOURCES
     Our primary capital needs are to finance the costs of operations, pending the billing and collection of accounts receivable and to make acquisitions. Our working capital is defined as current assets (excluding current assets of discontinued operations) minus current liabilities (excluding liabilities of discontinued operations). As of June 30, 2010, our working capital was $235.4 million compared to $192.1 million as of June 30, 2009. As of June 30, 2010, our total cash balances were $98.1 million and we had no outstanding long-term debt.
     Cash Flow
     Accounts receivable represent our largest working capital requirement. We bill most of our clients monthly after services are rendered. Our operating cash flow is primarily affected by the overall profitability of our contracts, our ability to invoice and collect from our clients in a timely manner, and the timing of our vendor payments.
     Net cash provided by operating activities of continuing operations was $97.3 million in fiscal 2010, $109.3 million in fiscal 2009 and $87.8 million in fiscal 2008. In each of these three years, net cash provided by operating activities of continuing operations was attributable primarily to income from continuing operations excluding non-cash charges for depreciation and amortization and stock based compensation. Additionally, the decrease in cash provided by operating activities of continuing operations in fiscal 2010 was driven by the timing of vendor payments. Fiscal 2008 cash provided by operating activities of continuing operations was also impacted by administrative delays in payment by one of our customers.
     Net cash used in investing activities was $1.2 million, $142.4 million, and $199.6 million in fiscal 2010, 2009, and 2008, respectively. Acquisitions of businesses and capital expenditures were the primary uses of cash in investing activities for each of the three years. Cash used for acquisitions, net of cash acquired was $8.6 million, $132.3 million and $189.7 million for the last three fiscal years. In fiscal 2010, we also received $12.5 million from the settlement related to the Era acquisition and collected $5.3 million of the outstanding balance of the senior net asset note receivable related to the sale of Futures.
     Net cash used in financing activities was $71.4 million and $100.9 million in fiscal 2010 and 2009, respectively. Net cash provided by financing activities was $133.0 million in fiscal 2008. Our most significant financing activities are generally borrowings and repayments under our credit facility. We typically only borrow significant amounts from our credit facility to finance large acquisitions such as the Constella Group LLC acquisition in fiscal 2008 and the Era acquisition in fiscal 2009. During fiscal 2010, we repaid all of the outstanding borrowings under the credit facility. In fiscal 2009 and 2008, we used $22.0 million and $36.3 million to repurchase outstanding shares of our common stock.
     Credit Facility
     Our $285 million credit facility terminates on August 9, 2012, at which time any outstanding borrowings under the facility become due. As of June 30, 2010, we had no borrowings outstanding under the credit facility.
     Outstanding borrowings under the credit facility bear interest at a rate per annum equal to, at our election, (i) LIBOR plus an applicable margin ranging from 0.65% to 0.95%, with such margin varying according to our leverage ratio, plus a utilization fee of 0.125% if outstanding borrowings exceed 50% of the credit facility, or (ii) an alternative base rate equal to the higher of the bank’s prime rate or 0.5% above the Federal Funds Rate. In addition, we are required to pay the lenders a facility fee on the total committed amount under the credit facility ranging from 0.100% to 0.175% per annum, depending upon our leverage ratio.
     We may use the proceeds from borrowings under the credit facility for any general corporate purpose. The credit facility contains customary covenants limiting our ability to, among other things, merge or consolidate with others, incur liens, redeem or repurchase our stock, enter into transactions with affiliates, or dispose of assets. In addition, the credit facility contains financial covenants requiring us to maintain a total leverage ratio of not more than 3.0 to 1.0 and an interest coverage ratio of at least 3.0 to 1.0. If we do not comply with the various covenants under the credit facility, the lenders may, subject to various customary cure rights, require immediate payment of all amounts outstanding under the facility. We have been in compliance with all of the financial covenants since the inception of the credit facility.
     Share Repurchases
     On May 2, 2007, our Board of Directors authorized the repurchase of up to $40 million of our class A common stock. On July 31, 2008, the Board authorized the repurchase of up to an additional $100 million of our class A common stock.
     We did not buy back any shares under these repurchase plans during fiscal 2010. In fiscal 2009 and 2008, we repurchased 968,794 shares and 1,500,944 under these authorizations. The total cost of the shares repurchased under these authorizations was $21.4 million and $34.0 million in fiscal 2009 and 2008, respectively. The May 2, 2007 repurchase authorization has been depleted. Approximately $84.6 million of the $100.0 million repurchase amount authorized on July 31, 2008 remained as of June 30, 2010. Repurchases under the share repurchase authorization may be made from time to time in the open market or in privately negotiated transactions. We are not obligated to acquire any particular amount of common stock under the authorization and it may be suspended at any time.
     In fiscal 2010, 2009 and 2008, we also paid $1.2 million, $0.6 million and $2.3 million, respectively, to repurchase shares from employees to satisfy the minimum required tax withholdings related to the vesting of restricted stock.
     Capital Requirements
     We believe the capital resources available to us under the credit facility and cash from our operations are adequate to fund our normal working capital needs and capital expenditure requirements for at least the next twelve months.
OFF-BALANCE SHEET ARRANGEMENTS
     As of June 30, 2010, other than operating leases, we had no material off-balance sheet arrangements, including guarantees; retained or contingent interests in assets transferred to unconsolidated entities; derivative instruments indexed to our stock and classified in shareholders’ equity on the consolidated balance sheet; or variable interests in entities that provide us with financing, liquidity, market risk or credit risk support or engage with us in leasing, hedging or research and development services.
CONTRACTUAL OBLIGATIONS
     The following table summarizes our contractual obligations as of June 30, 2010 that require us to make future cash payments. For contractual obligations, we included payments that we have an unconditional obligation to make.

	Payments due by period
Contractual obligation	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating lease obligations	$133,314	$32,019	$50,775	$36,556	$13,964
Other long-term liabilities	3,411	—	2,141	1,042	228

Total contractual obligations	$136,725	$32,019	$52,916	$37,598	$14,192

     Other long-term liabilities in the table above include the long-term portion of our liabilities for deferred rent expense and lease incentives which are being amortized over the respective lease terms.
     In the normal course of our business, we enter into agreements with subcontractors and vendors to provide products and services that we consume in our operations or that are delivered to our customers. These products and services are not considered unconditional obligations until the products and services are actually delivered, at which time we record a liability for our obligation.

     The liability related to unrecognized tax benefits has been excluded from the contractual obligations table because a reasonable estimate of the timing and amount of cash out flows from future tax settlements cannot be determined. See Note 12 to our consolidated financial statements for additional information regarding taxes and related matters.
     Liabilities for our deferred compensation plan have been excluded from the contractual obligations table. We fund our deferred compensation plan by making cash contributions to a Rabbi Trust at the time the salary or bonus being deferred would otherwise be payable to the employee. Gains or losses on amounts held in the Rabbi Trust are fully allocable to plan participants. As a result, there is no net impact on our results of operations, and the liability to plan participants is fully funded at all times.
CRITICAL ACCOUNTING ESTIMATES
     The preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP) requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, as well as the disclosure of contingent assets and liabilities. These estimates are based on our historical experience and various other factors that are deemed reasonable at the time the estimates are made. We re-evaluate these estimates quarterly. Actual results may differ significantly from these estimates under different assumptions or conditions. We believe the critical accounting policies requiring significant estimates and judgments are revenue recognition, accounting for acquisitions, including the identification of intangible assets and the ongoing impairment assessments of goodwill and intangible assets, and accounting for stock compensation expense. If any of these estimates or judgments proves to be inaccurate, our results could be materially affected in the future.
     Revenue Recognition
     Although revenue on most of our contracts is recognized based on objective criteria, revenue on some of our fixed-price contracts is recognized using the percentage-of-completion method of contract accounting which requires significant estimates that may change over time. These contracts accounted for approximately 15% of our consolidated revenue in fiscal 2010. The percentage-of-completion method requires estimates of total contract costs, profit and ongoing estimates of progress towards completion. To estimate total contract cost, we must make assumptions related to the outcome of future events for periods which may extend several years. These assumptions include future labor productivity and availability, and the nature and complexity of the work to be performed. We estimate profit as the difference between total contract revenue and total estimated contract cost, and recognize that profit over the remaining life of the contract. Unless we can determine that there is a more suitable objective measure, we estimate progress towards completion based on the costs expended to date in relation to total estimated costs expected upon completion of the contract.
     For our cost-plus-award-fee contracts, we recognize the expected fee to be awarded by the customer when there is a basis to reasonably estimate the amount. Estimates of award or incentive fees require significant estimates that may change over time and are based on prior award experience and communication with the customer regarding performance, including any interim performance evaluations rendered by the customer.
     In certain situations, we recognize revenue associated with work performed prior to the completion and signing of contract documents. This revenue is recognized only when it can be reliably estimated and realization is probable. We base our estimates on previous experiences with the client, communications with the client regarding funding status, and our knowledge of available funding for the contract or program. As of June 30, 2010, we had approximately $8.9 million of accounts receivable related to revenue recognized on work performed prior to completion or signing of contract documents. We have not historically recognized significant losses related to work performed prior to signing a contract.
     Accounting for Acquisitions
     The purchase price that we pay to acquire a business is allocated to the net assets acquired based on the estimated fair value of those net assets. The excess of the purchase price over the estimated fair value of the net tangible and separately identified intangible assets acquired represents goodwill. We typically retain an independent third party valuation firm to assist us in our determination of the fair values and useful lives of identified intangible assets. The fair value determinations required in a purchase price allocation involve significant estimates and management judgments including estimates of future operating results and cash flows. Different estimates and assumptions could have resulted in materially different values assigned to acquired net assets including identified intangible assets and goodwill.

     Accounting for Asset Impairments
     We evaluate goodwill for impairment on an annual basis, or during any interim period if there is an indication that goodwill may be impaired. We assess the potential impairment of goodwill by comparing the carrying value of each of our reporting units with its estimated fair value. Each year we perform our goodwill impairment analysis as of January 1.
     For our impairment analysis as of January 1, 2010, we considered the findings of a third party valuation firm in our determination of the fair value of our reporting units. The valuation approach was based upon a discounted cash flow analysis and comparable company market multiples. The discounted cash flow analysis requires numerous assumptions, including the timing of future work, our performance and profitability under our contracts, our success in securing future business, the appropriate weighted average cost of capital (WACC) used to discount the projected cash flows and terminal value assumptions. The WACC represents the expected cost of new capital, taking into consideration the weighted cost of debt and equity. The terminal value assumptions are applied to the final year of forecasted cash flows to estimate the value of the business at the end of the period in which cash flows can be reliably projected. As a result of the fiscal 2010 impairment analysis, we recorded goodwill impairment charges in the two Era reporting units for a total of $60.0 million. There was $30.9 million of goodwill remaining in these two reporting units as of June 30, 2010. These two reporting units are classified as discontinued operations for all periods presented. We also had approximately $408 million of goodwill in other reporting units whose fair values exceeded their carrying values by a substantial amount in the most recent impairment test. The impairment charges and our reporting units are discussed in Note 2 to our consolidated financial statements. If we are required to record an impairment charge in the future, it could materially affect our results of operations. Due to the many variables inherent in the estimation of a business’s fair value, differences in assumptions may have a material effect on the results of our impairment analysis.
     Although long-lived assets are amortized over their estimated useful lives, we evaluate these assets for impairment when events occur or circumstances change that suggest a possible impairment. Such events could include, but are not limited to, a significant adverse change in legal factors or the business climate, an expectation of future operating losses associated with the use of such assets, or other similar events. If such events do occur, we determine whether the carrying value of the affected asset is recoverable by comparing the asset’s net book value to its future undiscounted net cash flows. If an asset’s carrying value is not recoverable, we then test it for impairment by comparing the carrying value to the estimated fair value which is calculated using a discounted cash flow approach. If the carrying value exceeds the fair value, we record an impairment charge equal to the difference. As a result of the goodwill impairment discussed above, we evaluated certain long-lived assets for impairment and recorded a charge of $1.3 million during fiscal 2010 which is included in loss from discontinued operations.
     Accounting for Stock-Based Compensation
     Compensation costs related to our stock based compensation plans are recognized based on the grant-date fair value of the options and unvested restricted stock granted. The compensation cost for these stock-based awards is recognized on a straight-line basis over the requisite service period for the award, which is typically four years. Stock-based compensation costs were $9.0 million, $10.7 million and $10.1 million during fiscal 2010, 2009 and 2008.
     We calculate the fair value of our stock option grants using the Black-Scholes-Merton option-pricing model. While the Black-Scholes-Merton model is a widely accepted method to calculate the fair value of stock options, its results are dependent on the inputs, two of which, expected term and expected volatility, are dependent on management’s judgment. We have concluded that our historical exercise experience is the best estimate of future exercise patterns to determine an option’s expected term. To estimate expected volatility, we analyze the historical volatility of our common stock. Changes in management’s judgment of the expected term and the expected volatility could have a material effect on the grant-date fair value calculated and, in turn, on the amount of compensation cost recognized. Additionally, we are required to estimate future stock option and unvested restricted stock award forfeitures when determining the amount of stock-based compensation costs to record. We have concluded that our historical forfeiture rate is the best measure available to estimate future stock option forfeitures. However, actual forfeitures may differ from the estimates used, and could materially affect the total compensation expense recognized.
DESCRIPTION OF STATEMENT OF OPERATIONS ITEMS
     The following is a description of certain line items of our statements of operations.
     Revenue
     Most of our revenue is generated based on services provided either by our employees or subcontractors. The revenue we earn may include third-party hardware and software that we purchase and integrate when requested by the client as a part of the solutions that we provide. To a lesser degree, we develop, license and sell software and hardware products to customers.

     Cost of Services
     Cost of services includes the direct costs to provide our services and business solutions to clients. The most significant of these costs are the salaries and wages plus associated fringe benefits, stock-based compensation and facility related costs of our employees directly serving clients. Cost of services also includes the costs of subcontractors and outside consultants, third-party materials such as hardware or software that we purchase and provide to the client as part of an integrated solution, and any other direct costs such as travel expenses incurred to support contract efforts.
     Selling, General and Administrative Expenses
     Selling, general and administrative expenses include the salaries and wages plus associated fringe benefits, stock-based compensation and facility related costs of our employees not performing work directly for clients. Among the functions covered by these costs are asset and facilities management, business development, research and development, contracts, legal, finance and accounting, senior management, human resources, recruiting, and information systems support. Underutilized labor due to delayed contract awards are also included in selling, general and administrative expenses.
     Depreciation and Amortization
     Depreciation and amortization includes depreciation of computers and other equipment, the amortization of software we use internally, the amortization of leasehold improvements, and the amortization of identified intangible assets.
Recent Accounting Pronouncements
     See Note 1 to the consolidated financial statements for information related to new accounting standards.